Exhibit 10.5

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (the “Agreement”) dated as of March 17, 2015 (the “Effective Date”) is hereby entered into by and among ZAIS Group Holdings, Inc., a Delaware corporation (“Holdings”), and each of the undersigned parties hereto or hereafter identified as Non-Holdings Members (as such term is defined below), and each of their respective successors and assigns.

RECITALS

WHEREAS, prior to the Effective Date, the Founder Members (as such term is defined below) owned 100% of the membership interests in ZAIS Group Parent, LLC, a Delaware limited liability company (“ZGP”), which is treated as a partnership for United States federal income tax purposes;

WHEREAS, on the Effective Date, pursuant to that certain Investment Agreement by and between Holdings and the Founder Members, concurrently with the recapitalization of ZGP into membership interests denominated as “Units,” pursuant to which Units were issued to the Founder Members, Holdings contributed cash to ZGP in exchange for Units and became the sole managing member of ZGP (the “Investment Transaction”);

WHEREAS on the Effective Date, Holdings and the Founder Members entered into that certain Second Amended and Restated Limited Liability Company Agreement of ZGP, dated as of the Effective Date (the “LLC Agreement”);

WHEREAS, pursuant to the Investment Agreement, additional Units may be released to the Founder Members through the period ending five years after the Effective Date (“Additional Founder Units”);

WHEREAS, ZGP, Holdings and the Founder Members have entered into that certain Exchange Agreement, dated as of the Effective Date (the “Exchange Agreement”);

WHEREAS, under the LLC Agreement, additional Units (denominated as Class B Units in the LLC Agreement) hereafter may be issued to certain key employees of ZGP or its Subsidiaries (the “Employee Members”) in consideration for their services and the holders of Class B Units hereafter may become parties to the Exchange Agreement;

WHEREAS, pursuant to the Exchange Agreement and the LLC Agreement and as and to the extent specified therein, the Units held by Non-Holdings Members (including, for the avoidance of doubt, any Additional Founder Units and Vested Class B Units) may be exchanged with Holdings for (i) shares of Class A common stock of Holdings, par value $0.0001 per share (“Class A Shares”), or (ii) at the option of Holdings, (A) cash or (B) a combination of Class A Shares and cash, and, in each case, the right to certain payments under this Agreement (each, an “Exchange”);

WHEREAS, ZGP and each of its direct and (to the extent owned through a chain of pass-through entities) indirect subsidiaries (if any) which is treated as a partnership for United States federal income tax purposes (ZGP, such subsidiaries, and any direct or (to the extent owned through a chain of pass-through entities) indirect subsidiary that is disregarded as an entity separate from its owner, together, the “ZGP Group”) have, or will have, in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as such term is defined below) in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the ZGP Group (solely with respect to Holdings) at the time of an Exchange (such time, the “Exchange Date”);

WHEREAS, the income, gain, loss, deduction and other Tax (as such term is defined below) items of Holdings may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Holdings and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Additional Founder Units” is defined in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the introductory paragraph.

“Amended Schedule” is defined in Section 2.4(b).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset, whether as reported on a Tax Return or as a result of a Determination, under sections 732, 734(b), 743(b) and 1012 of the Code, as applicable, and any other similar or successor provisions of the Code (both in situations where, as a result of one or more Exchanges, ZGP becomes an entity that is disregarded as separate from its owner for tax purposes and in situations where, following an Exchange, ZGP remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, arising by reason of the Investment Transaction or the Exchange Agreement (or any Exchange thereunder) and all payments under this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Holdings.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with the Holdings’ certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Holdings’ assets (determined on a consolidated basis), including a sale of all Class A Units (as defined in the LLC Agreement) held by Holdings, to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any successor provisions thereto), excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Holdings representing more than fifty percent (50%) of the combined voting power of the Holdings’ then outstanding Voting Securities (as defined in the Exchange Agreement), excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

(iii)	there is consummated a merger or consolidation of Holdings with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Voting Securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of Holdings and the Board approve a plan of complete liquidation or dissolution of Holdings.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Capital Stock (as defined in the LLC Agreement) of Holdings immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Holdings immediately following such transaction or series of transactions or (B) Holdings is the surviving entity and its Class A Shares continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.2.

“Class A Shares” is defined in the Recitals.

“Code” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Control Shares Trust” means the ZGH Class B Voting Trust.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each Non-Holdings Member, the cumulative amount of Realized Tax Benefits for all Taxable Years of Holdings, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each Non-Holdings Member for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Dispute” has the meaning set forth in Section 7.8(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Exchange” is defined in the Recitals.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 7.9.

“Founder Member” means each holder of Units of ZGP who is a party to this Agreement as of the Effective Date, other than Holdings.

“Founder Member Representative” has the meaning set forth in the LLC Agreement.

“Holdings” is defined in the opening paragraph.

“Holdings Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Holdings filed with respect to Taxes for any Taxable Year.

“Hypothetical Tax Liability” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the amount that would constitute the liability for Taxes of Holdings and, without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members and allocable to Holdings, or to the other members of the consolidated group of which Holdings is the parent, for the Taxable Year), in each case using the same methods, elections, conventions and similar practices as are used on the relevant Holdings Return, if there were excluded, in making such determination, (1) any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments arising as a result of Exchanges by or otherwise relating to such Non-Holdings Member, including by reason of any payments under this Agreement to such Non-Holdings Member (other than payments of Imputed Interest); and (2) any deductions attributable to Imputed Interest with respect to payment obligations under this Agreement to such Non-Holdings Member for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to such Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or any other provision of the Code and any similar provision of foreign, state, and local tax law, as applicable, with respect to Holdings’ payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(b).

“Investment Transaction” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals.

“Market Value” means the average of the Closing Price (as defined in the LLC agreement) of one Class A Share during the period of ten (10) consecutive Business Days ending on the measurement date; provided, that if the Class A Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b).

“Non-Holdings Members” means each Founder Member, each Employee Member that executes a Joinder Agreement in the form attached hereto as Exhibit A and any other Person that is issued Units from time to time and, with the consent of Holdings and the Founder Member Representative, becomes entitled to the benefits of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, société anonyme, unit trust, joint-stock company, trust, estate or unincorporated organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Non-Holdings Member) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means KPMG LLP, or any other law or accounting firm that is internationally recognized as being expert in Tax matters and that is reasonably acceptable to Holdings.

“Realized Tax Benefit” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability determined with reference to such Non-Holdings Member in respect of the Taxable Year over (b) the “actual” liability for Taxes of (i) Holdings and (ii) without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members that are allocable to Holdings or to the other members of the consolidated group of which Holdings is the parent for such Taxable Year), in each case using the same methods, elections, conventions and similar practices used on the relevant Holdings Return, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Holdings (or the ZGP Group Members, as described above) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the excess, if any, of (a) the “actual” liability for Taxes of (i) Holdings and (ii) without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members that are allocable to Holdings or to the other members of the consolidated group of which Holdings is the parent for such Taxable Year), in each case using the same methods, elections, conventions and similar practices used on the relevant Holdings Return, over (b) the Hypothetical Tax Liability determined with reference to such Non-Holdings Member in respect of the Taxable Year, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Holdings (or the ZGP Group Members, as described above) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of ZGP Group at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Required Independent Directors” has the meaning set forth for such term in the LLC Agreement.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) the Early Termination Schedule, or (d) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person); provided that no hedge fund, fund of fund, or other pooled investment vehicle or any Subsidiaries of such Person shall be deemed to be a Subsidiary of Holdings unless a majority of the economic interests of such Person are owned by Holdings or any of its Subsidiaries.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Holdings as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to any income or profits, or that are imposed in lieu of or are in the nature of an income tax, including any franchise taxes, imposed by any federal, foreign, state or local Taxing Authority, and any interest related to such Tax (but excluding, for the avoidance of doubt, any Interest Amount).

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, subject to Section 4.1(b), as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a)        in each Taxable Year ending on or after such Early Termination Date, Holdings will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b)        the United States federal income tax rates, and any foreign, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on such date;

(c)        all taxable income of Holdings will be subject to the maximum applicable Tax rates throughout the relevant period;

(d)        any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Holdings on a pro rata basis from the date of such schedule through the scheduled expiration date of such loss carryovers;

(e)        any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f)        if, as of the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares payable in respect thereof under the Exchange Agreement and the amount of cash that would be transferred to the applicable Non-Holdings Member under this Agreement if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used herein shall include any Exchange deemed to have occurred under this subsection.

“ZGP” is defined in the Recitals.

“ZGP Group” is defined in the Recitals.

“ZGP Group Members” means any entity included in the ZGP Group.

Section 1.2           Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1           Basis Adjustment. The parties hereto acknowledge that an Exchange constitutes a transfer of an interest in ZGP giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2           Basis Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of Holdings for each Taxable Year in which any Exchange has been effected, Holdings shall deliver to each Non-Holdings Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each such Non-Holdings Member, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of any Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3           Tax Benefit Schedule.

(a)          Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the United States federal income tax return of Holdings for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Holdings shall provide to each Non-Holdings Member a schedule showing, in reasonable detail and, at the request of a Non-Holdings Member, with respect to each separate Exchange by such Non-Holdings Member, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year with respect to such Member (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)          Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of Holdings for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Holdings for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Holdings and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Holdings in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4           Procedures, Amendments.

(a)          Procedure. Every time Holdings delivers to a Non-Holdings Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule or amended Change of Control Termination Schedule, Holdings shall also (i) deliver to the Non-Holdings Member schedules and work papers, as reasonably determined by Holdings or reasonably requested by such Non-Holdings Member, providing reasonable detail regarding the preparation of the Schedule and (ii) allow such Non-Holdings Member reasonable access at no cost to the appropriate representatives at Holdings, as determined by Holdings or requested by the Non-Holdings Member in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Holdings and a Non-Holdings Member thirty (30) calendar days from the first date on which the Non-Holdings Member received the applicable Schedule or amendment thereto unless the Non-Holdings Member (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides Holdings with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Holdings. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Holdings of an Objection Notice, Holdings and the Non-Holdings Member shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b)          Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by Holdings (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the Non-Holdings Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). For the avoidance of doubt, no Non-Holdings Member shall have any obligation to make any payment to Holdings, or to reimburse Holdings for amounts previously paid pursuant to this Agreement.

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)          Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a Non-Holdings Member becomes final in accordance with Section 2.4, Holdings shall pay to such Non-Holdings Member for the applicable Taxable Year the Tax Benefit Payment with respect to such Non-Holdings Member for such Taxable Year, as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Non-Holdings Member to Holdings or as otherwise agreed by Holdings and the Non-Holdings Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)          A “Tax Benefit Payment” for a Taxable Year means, with respect to each Non-Holdings Member, an amount, not less than zero, equal to the sum of the Non-Holdings Member’s Net Tax Benefit and the Interest Amount for such Taxable Year. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Non-Holdings Member for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect to such Non-Holdings Member for such Taxable Year over the total amount of payments previously made to such Non-Holdings Member under this Section 3.1 (excluding payments attributable to Interest Amounts). The “Interest Amount” with respect to each Non-Holdings Member for a Taxable Year shall equal the interest on the Net Tax Benefit with respect to such Non-Holdings Member for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing Holdings’ Return with respect to Taxes for such Taxable Year until the Payment Date of the portion of the Net Tax Benefit to which such Interest Amount relates.

(c)          Additional Payment. Pursuant to the LLC Agreement, as Additional Founder Units (if any) are released to the Founder Members, Holdings and the Founder Members have agreed to report the release of such Additional Founder Units to the Founder Members as a non-taxable adjustment to the relative Percentage Interests of Holdings and the Founder Members.  In the event that a release of Additional Founder Units is characterized as resulting in a recognition of taxable income or gain to any Founder Member for applicable income Tax purposes, Holdings shall pay to such Founder Member, if and as received or realized by Holdings, as applicable, and in all events within five (5) days of such receipt or realization, an amount equal to one-hundred percent (100%) of any refund of Taxes received by Holdings (including in the form of a credit or offset in lieu of a refund and together with any interest thereon or received with respect thereto) and of any reduction in Taxes otherwise due and payable by Holdings, in either case due to such characterization (any such Tax refund or reduction in Taxes, a “Tax Savings”), taking into account, without limitation, any Holdings or ZGP Group level Taxes payable as a result of, or in respect of, the relevant release of Additional Founder Units.  The provisions of this Section 3.1(c) shall be given effect before application of Sections 3.1(a) and (b) for purposes of determining amounts payable under this Agreement. To the extent that a Basis Adjustment or other Tax item arises concomitant to such recognition of income or gain by such Founder Member, such Basis Adjustment or other Tax item shall not be taken into account for purposes of calculating the amount of a Tax Benefit Payment to such Founder Member.  For audit and verification purposes, Holdings shall provide the Founder Members the details of its calculations of amounts payable hereunder and, upon request with reasonable advance notice, access to its books and records (including Tax returns, schedules and workpapers).  Disputes under this Section 3.1(c), including as to the occurrence of a Tax Savings as well as Holdings’ calculations of any amount payable hereunder shall generally be governed by principles similar to those set forth in Section 2.4 hereof, and, if not resolved by the Parties within thirty (30) days of provision of notice of a dispute by a Founder Member to Holdings shall be subject to the provisions of Section 7.9.

Section 3.2           No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, apart from Section 3.1(c), provide that eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect each Non-Holdings Member will be paid to such Non-Holdings Member pursuant to this Agreement. The provisions shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3           Pro Rata Payments. Notwithstanding anything in Section 3.1(a) or (b) to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Holdings’ deduction with respect to the Basis Adjustments or Imputed Interest under this Agreement is limited in a particular Taxable Year because Holdings does not have sufficient taxable income or to the extent that Holdings lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Holdings, or the payments under this Agreement that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1(a) on a pro rata basis by comparing the amount of such Person’s share of the tax benefits or amounts payable (as the case may be) with respect to the applicable Taxable Year to the aggregate amount of the tax benefits or amounts payable to all Persons entitled to receive a payment pursuant to Section 3.1(a) with respect to the applicable Taxable Year.

Section 3.4           Coordination. If for any reason Holdings does not fully satisfy its obligations to make all payments due under this Agreement in respect of a particular Taxable Year, then no payments under Section 3.1(a) shall be made under this Agreement in respect of any Taxable Year until all payments in respect of prior Taxable Years have been made in full, including any additional amounts due under Section 5.2.

ARTICLE 4

TERMINATION

Section 4.1           Termination and Breach of Agreement.

(a)          With the written approval of the Required Independent Directors, Holdings may terminate this Agreement with respect to all amounts payable to the Non-Holdings Members at any time by paying to them the Early Termination Payments in cash; provided, however, that this Agreement shall only terminate under this Section 4.1(a) effective upon the receipt of the Early Termination Payments by the Non-Holdings Members; and provided, further, that Holdings may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which all or any portion of any Early Termination Payment has been paid. Upon payment in full of the Early Termination Payments by Holdings, Holdings shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Early Termination Notice; (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments); and (iii) any payments required pursuant to Section 3.1(c). If an Exchange occurs after Holdings has made all Tax Benefit Payments to the Non-Holdings Members in full as specified above, Holdings shall have no obligations under this Agreement with respect to such Exchange.

(b)          Upon the occurrence of a Change of Control, Holdings shall be obligated to terminate this Agreement effective as of the Change of Control Termination Date by paying to the Non-Holdings Members the Change of Control Termination Payments, substituting Change of Control Termination Date for Early Termination Date each time Early Termination Date appears in the definition of Valuation Assumptions and substituting Change of Control Termination Schedule for Early Termination Schedule each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this Agreement shall only terminate under this Section 4.1(b) effective upon the receipt of all of the Change of Control Termination Payments by the Non-Holdings Members. Upon payment in full of the Change of Control Termination Payments by Holdings, Holdings shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Change of Control Termination Notice; (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments); and (iii) any payments required pursuant to Section 3.1(c). If an Exchange occurs by a Non-Holdings Member after Holdings has made all Tax Benefit Payments to the Non-Holdings Members in full as specified above, Holdings shall have no obligations under this Agreement with respect to such Exchange.

(c)          In the event that Holdings breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to: (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach; (ii) any Tax Benefit Payments due and payable but unpaid as of the date of a breach; (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of a breach; and (iv) any payments required pursuant to Section 3.1(c). Notwithstanding the foregoing, in the event that Holdings breaches this Agreement, the Non-Holdings Members shall each separately be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes hereof, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement thirty (30) days after the date such payment is due.

Section 4.2           Termination Notice. If Holdings chooses to exercise its right of early termination under Section 4.1 above, or within thirty (30) days of a Change of Control, Holdings shall deliver to each of the Non-Holdings Members notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice”, as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule”, as applicable) specifying Holdings’ intention to exercise such right or of such occurrence and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Non-Holdings Members. Holdings shall, along with such notice and schedule, (i) deliver to the Non-Holdings Members schedules and work papers, as reasonably determined by Holdings or reasonably requested by a Non-Holdings Member providing reasonable detail regarding the preparation of the Schedule and (ii) allow the Non-Holdings Members reasonable access, at no cost, to the appropriate representatives at Holdings, as reasonably determined by Holdings or reasonably requested by a Non-Holdings Member, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Holdings and a Non-Holdings Member thirty (30) calendar days from the first date on which such Non-Holdings Member received such schedule or amendment thereto unless such Non-Holdings Member (i) within thirty (30) calendar days after receiving such schedule, provides Holdings with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Holdings (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If for any reason the parties are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Holdings of the Material Objection Notice, Holdings and such Non-Holdings Member shall engage in the Reconciliation Procedures.

Section 4.3           Payment upon Termination.

(a)          Within three (3) Business Days after the Early Termination Effective Date, Holdings shall pay to each Non-Holdings Member an amount equal to the Early Termination Payment with respect to such Non-Holdings Member. Within three (3) Business Days after the Change of Control Termination Effective Date, Holdings shall pay to each Non-Holdings Member an amount equal to the Change of Control Termination Payment with respect to such Non-Holdings Member. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each of the Non-Holdings Members or as otherwise agreed by Holdings and each of the Non-Holdings Members.

(b)          “Early Termination Payment” for a Non-Holdings Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Holdings to the Non-Holdings Member hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Non-Holdings Member shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Holdings to the Non-Holdings Member hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.1(b).

Section 4.4           Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth (60th) anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

Section 5.1           Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Holdings under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Holdings and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Holdings that are not Senior Obligations.

Section 5.2           Late Payments by Holdings. The amount of all or any portion of any payment not made by Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Election to be Filed. As the sole managing member of ZGP, Holdings shall cause ZGP and each ZGP Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code commencing no later than with its first Taxable Year which includes an Exchange, unless such entity already has a Section 754 election in effect, and shall not cause any such entity to revoke such election until this Agreement is no longer in effect for any Non-Holdings Member. If ZGP acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for Federal Tax purposes, Holdings shall use its best efforts to cause such entity to file an election under Section 754 of the Code effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code in effect, and shall not cause such entity to revoke such election until this Agreement is no longer in effect.

Section 6.2           Participation in Holdings’ and ZGP’s Tax Matters.

(a)          Except as otherwise provided herein, Holdings shall have full responsibility for, and sole discretion over, all Tax matters concerning Holdings. Notwithstanding the foregoing, Holdings shall notify each applicable Non-Holdings Member of, and keep each applicable Non-Holdings Member reasonably informed with respect to, the portion of any audit of Holdings by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of such Non-Holdings Member under this Agreement, and shall provide to such Non-Holdings Member reasonable opportunity to provide information and other input to Holdings and its advisors concerning the conduct of any such portion of such audit; provided, however, that Holdings shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

(b)          The rights and responsibilities of Holdings and the Non-Holdings Members with respect to Tax matters concerning ZGP and its Subsidiaries shall be as set forth in the LLC Agreement.

Section 6.3           Consistency. Holdings and the Non-Holdings Members agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Holdings in any Schedule required to be provided by or on behalf of Holdings under this Agreement, provided Holdings prepares each such Schedule in accordance with the terms hereof, unless otherwise required by a Determination.

Section 6.4           Cooperation. Each applicable Non-Holdings Member shall (a) furnish to Holdings in a timely manner such information, documents and other materials as Holdings may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Holdings and its representatives to provide explanations of documents and materials and such other information as Holdings or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Holdings shall reimburse any such Non-Holdings Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4.

ARTICLE 7

MISCELLANEOUS

Section 7.1           Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

If to Holdings, to:	ZAIS Group Holdings, Inc.

c/o ZAIS Group, LLC
Two Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention: Christian Zugel and Howard Steinberg
Facsimile: (732) 747-7619
Email: christian.zugel@zaisgroup.com and howard.steinberg@zaisgroup.com

If to any Non-Holdings Member:	The address set forth on the books and records of ZGP.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2           Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.3           Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Investment Agreement, the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. This Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 7.4           Governing Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

Section 7.5           Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 7.6           Successors; Assignment; Amendments; Waivers.

(a)          No Non-Holdings Member may assign any of its rights under this Agreement to any person without the prior written consent of Holdings; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Non-Holdings Member shall have the option to assign to the transferee of such Units the transferring Non-Holdings Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to become a “Non-Holdings Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Non-Holdings Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a Non-Holdings Member transfers Units but does not assign to the transferee of such Units such Non-Holdings Member’s rights under this Agreement with respect to such transferred Units, such Non-Holdings Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b)          No provision of this Agreement may be amended unless such amendment is approved in writing by Holdings and the Non-Holdings Members; provided, that, the definition of Change of Control cannot be amended and no material amendment of this Agreement may be made without the written approval of the Required Independent Directors, Holdings and the Non-Holdings Members. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)          All of the terms and provisions shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Holdings shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Holdings, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Holdings would be required to perform if no such succession had taken place.

Section 7.7           Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8           Resolution of Disputes.

(a)          Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(b)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9           Reconciliation. In the event that Holdings and a Non-Holdings Member are unable to resolve a disagreement with respect to the matters governed by Section 2.4, Section 3.1(c) or Section 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Holdings and the Non-Holdings Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Holdings or the Non-Holdings Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, the Change of Control Termination Schedule, or an amendment thereto or Section 3.1(c), within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Holdings, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Holdings except as provided in the next sentence. Holdings and the Non-Holdings Member shall bear their own costs and expenses of such proceeding, unless the Non-Holdings Member has a prevailing position that is more than 10% of the payment at issue, in which case Holdings shall reimburse the Non-Holdings Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Holdings and the Non-Holdings Member which is a party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10         Withholding. Holdings shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Holdings is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Holdings, such withheld amounts shall be treated for all purposes as having been paid to the applicable Non-Holdings Member. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to any holder of Units who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who properly certified that such holder is not subject to federal backup withholding.

Section 7.11         Admission of Holdings into a Consolidated Group; Transfers of Corporate Assets.

(a)          If Holdings is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)          If Holdings transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which it does not file a consolidated tax return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment, or Change of Control Termination Payment due hereunder, Holdings shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by Holdings shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company

Section 7.12         Confidentiality.

(a)          Each Non-Holdings Member and assignee acknowledges and agrees that the information of Holdings and of its Affiliates is confidential and, except in the course of performing any duties as necessary for Holdings and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Holdings and its Affiliates and successors, concerning ZGP and its Affiliates and successors or the other Non-Holdings Members, learned by the Non-Holdings Member heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by Holdings or any of its Affiliates, becomes public knowledge (except as a result of an act of such Non-Holdings Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Non-Holdings Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns.

(b)          If a Non-Holdings Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), Holdings shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Holdings or any of its Subsidiaries or the other Non-Holdings Members and the accounts and funds managed by Holdings and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Holdings and the Non-Holdings Members have duly executed this Agreement as of the date first written above.

HOLDINGS:

ZAIS GROUP HOLDINGS, INC.

By:	/s/ R. Bradley Forth
Name:	R. Bradley Forth
Title:	Chief Financial Officer

NON-HOLDINGS MEMBERS:

/s/ Christian M. Zugel
Christian M. Zugel

/s/ Sonia Zugel
Sonia Zugel

/s/ Laureen Lim
Laureen Lim

ZUGEL FAMILY TRUST

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
Name: Dorothy K. Scarlett
Title: President & CEO

/s/ Mark Mahoney, Trustee
Mark Mahoney, as Trustee

FAMILY TRUST U/A CHRISTIAN M. ZUGEL 2005 GRAT

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
Name: Dorothy K. Scarlett
Title: President & CEO

/s/ Mark Mahoney, Trustee
Mark Mahoney, as Trustee

Exhibit A

Form of Joinder Agreement

[______________________] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of March 17, 2015 (the “Agreement”), a copy of which is attached hereto, and for all purposes thereunder shall be and hereby is a Non-Holdings Member, as defined in the Agreement, and is bound by all terms and conditions thereof.

Non-Holdings Member

By:

Date:___________________, 20___

Agreed and acknowledged as of the

___ day of ______________________, 20__ by:

ZAIS GROUP HOLDINGS, INC.

By:
Name:
Title: